PRESS RELEASE                             Source: Gener8Xion Entertainment, Inc.

GENER8XION ENTERTAINMENT CLOSES PRIVATE PLACEMENT FINANCING
Tuesday August 30, 5:30 am ET

LOS ANGELES, Aug. 30 /PRNewswire-FirstCall/ -- Gener8Xion Entertainment, Inc.
(the "Company") (OTC Bulletin Board: GNXE - News) announced today the successful completion of a private placement financing in the amount of $1.5 Million
Dollars led by Mercadien Securities ("Mercadien") (www.mercadien.com).

The Company intends to utilize the proceeds from the equity financing for future growth and other general working capital purposes. "Our strategy was to reach out to key investors within our core demographic, the faith-based community.
Being the first publicly traded 'family/faith-based,' film-TV production company, we are plowing hard, new ground and are extremely gratified to have investors that share in our vision," stated Matthew Crouch, Chairman and CEO.
"Participating with a management team and investor group with such a clear vision and purpose made working with Gener8Xion Entertainment a truly uplifting and enjoyable experience," stated Kenneth Kamen, President of Mercadien
Securities.

Gener8Xion Entertainment, Inc. (www.8x.com) is an entertainment company engaged in the development, production, financing and distribution of "family/faith based" feature films and television programming, media facilities management and equipment provider. Its most current feature-film project is the soon to be released epic two-part feature film "One Night With the King"
(www.8x.com/onenight) featuring Peter O'Toole, Omar Sharif, John Noble, John
Rhys-Davies, James Callis, Luke Goss and newcomer Tiffany DuPont.

This news release includes certain forward-looking statements (all statements other than those made solely with respect to historical fact) and the actual results may differ materially from those contained in the forward-looking statements due to known and unknown risks and uncertainties. Any one or more of several risks and uncertainties could account for differences between the forward-looking statements that are made today and the actual results, including with respect to our sales, profits, liquidity and capital position. These factors include, but are not limited to: risks relating to our ability to satisfy regulatory requirements with respect to our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, which requires us to perform an evaluation of our internal controls over financial reporting and have our auditor attest to such evaluation; softness in the general retail environment or in the markets for our products; the timing and acceptance of products being introduced to the market; the level of product returns experienced; the level of margins achievable in the marketplace; the collectibility of accounts receivable; the recoupment of royalty advances; the effects of acquisitions or dispositions, the financial condition of our customers and suppliers; the realization of inventory values at carrying amounts; our access to capital; the outcome of any future Internal Revenue
Service audits; and the realization of income tax and intangible assets. These conditions cannot be predicted reliably and the Company may adjust its strategy in light of changed conditions or new information. Gener8Xion Entertainment,
Inc. disclaims any obligation to update forward-looking statements. Gener8Xion
Entertainment, Inc. is located at 3400 Cahuenga Boulevard, Hollywood, CA 90068.

     For further information, please contact:
     Marcos M. De Mattos, +1-323-874-9888
     Vice President
     Gener8Xion Entertainment, Inc.
     marcos@8X.com